EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 33-71320 on Form N-1A of our reports dated March 16, 2009, relating to the financial statements and financial highlights of Eaton Vance Municipals Trust II, including Eaton Vance High Yield Municipals Fund, Eaton Vance Hawaii Municipals Fund, Eaton Vance Insured Municipals Fund, and Eaton Vance Kansas Municipals Fund, appearing in the Annual Reports on Form N-CSR of Eaton Vance Municipals Trust II for the year ended January 31, 2009, and to the references to us under the headings ‘‘Financial Highlights’’ in the Prospectuses and ‘‘Independent Registered Public Accounting Firm’’ in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts May 28, 2009